Filed pursuant to Rule 433

Registration Nos. 333-255641 and 333-255641-03

April 2, 2024

Final Term Sheet

TOTALENERGIES CAPITAL

(A wholly-owned subsidiary of TOTALENERGIES SE)

$1.25 billion 5.150% Guaranteed Notes Due 2034

$1.75 billion 5.488% Guaranteed Notes Due 2054

$1.25 billion 5.638% Guaranteed Notes Due 2064

Guaranteed on an unsecured, unsubordinated basis by TOTALENERGIES SE

Issuer	TotalEnergies Capital
Guarantee	Payment of the principal of, premium, if any, and interest on the notes is guaranteed by TOTALENERGIES SE
Format	SEC-registered global notes
Title	$1.25 billion 5.150% Notes Due 2034 (the “2034 Notes”) $1.75 billion 5.488% Notes Due 2054 (the “2054 Notes”) $1.25 billion 5.638% Notes Due 2064 (the “2064 Notes”)
Total Initial Principal Amount Being Issued	$1.25 billion (2034 Notes) $1.75 billion (2054 Notes) $1.25 billion (2064 Notes)
Issue Price	100.000% (2034 Notes) 100.000% (2054 Notes) 100.000% (2064 Notes)
Pricing Date	April 2, 2024
Expected Settlement Date	April 5, 2024 (T+3)
Maturity Date	April 5, 2034, unless earlier redeemed (2034 Notes) April 5, 2054, unless earlier redeemed (2054 Notes) April 5, 2064, unless earlier redeemed (2064 Notes)
Day Count	30/360
Day Count Convention	Following, unadjusted
Optional Redemption Terms

Prior to January 5, 2034 (three months prior to their maturity date), make-whole call at any time at a discount rate of the Treasury Rate plus 15 basis points; par call at any time on or after January 5, 2034 (2034 Notes)

Prior to October 5, 2053 (six months prior to their maturity date), make-whole call at any time at a discount rate of the Treasury Rate plus 15 basis points; par call at any time on or after October 5, 2053 (2054 Notes)

Prior to October 5, 2063 (six months prior to their maturity date), make-whole call at any time at a discount rate of the Treasury Rate plus 20 basis points; par call at any time on or after October 5, 2063 (2064 Notes)

Tax call at par
Interest Rate	5.150% per annum (2034 Notes) 5.488% per annum (2054 Notes) 5.638% per annum (2064 Notes)

Benchmark Treasury	4.000% due February 15, 2034 (2034 Notes) 4.750% due November 15, 2053 (2054 Notes) 4.750% due November 15, 2053 (2064 Notes)
Benchmark Treasury Price	97-06¾ (2034 Notes) 104-08+ (2054 Notes) 104-08+ (2064 Notes)
Benchmark Treasury Yield	4.350% (2034 Notes) 4.488% (2054 Notes) 4.488% (2064 Notes)
Spread To Benchmark Treasury	+80 bps (2034 Notes) +100 bps (2054 Notes) +115 bps (2064 Notes)
Yield To Maturity	5.150% (2034 Notes) 5.488% (2054 Notes) 5.638% (2064 Notes)
Date Interest Starts Accruing	April 5, 2024
Interest Payment Dates	Each April 5 and October 5
First Interest Payment Date	October 5, 2024
Regular Record Dates For Interest	Each March 21 and September 20
Trustee	The Bank of New York Mellon
Listing	None
Denominations	$2,000 and increments of $1,000
Expected Ratings Of The Notes	Moody’s: A1
Standard & Poor’s: A+
Ratings are not a recommendation to purchase, hold or sell notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor. The ratings are based upon current information furnished to the rating agencies by TotalEnergies Capital and TOTALENERGIES SE and information obtained by the rating agencies from other sources. The ratings are only accurate as of the date thereof and may be changed, superseded or withdrawn as a result of changes in, or unavailability of, such information, and therefore a prospective purchaser should check the current ratings before purchasing the notes. Each rating should be evaluated independently of any other rating.
CUSIP / ISIN	89157XAA9/US89157XAA90 (2034 Notes) 89157XAB7/US89157XAB73 (2054 Notes) 89157XAC5/US89157XAC56 (2064 Notes)
Selling Restrictions	European Economic Area, France, United Kingdom, Canada, Hong Kong, Japan, Singapore, Switzerland, Taiwan, Dubai International Financial Centre, Abu Dhabi Global Market and South Korea
Managers

BofA Securities, Inc.

Deutsche Bank Securities Inc.

Morgan Stanley & Co. LLC

MUFG Securities Americas Inc.

Natixis Securities Americas LLC

SMBC Nikko Securities America, Inc.

Standard Chartered Bank AG

The issuer has filed a registration statement including a prospectus and a prospectus supplement with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement if you request them by calling BofA Securities, Inc. toll-free at 1-800-294-1322, Deutsche Bank Securities Inc. toll-free at 1-800-503-4611, Morgan Stanley & Co. LLC toll-free at 1-866-718-1649, MUFG Securities Americas Inc. toll-free at 1-877-649-6848, Natixis Securities Americas LLC at 1-212-698-3108, SMBC Nikko Securities America, Inc. toll-free at 1-888-882-9822 or Standard Chartered Bank AG collect at +44 207 855 8888.